UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 28, 2008

COUNTERPATH CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-50346
(Commission File Number)

20-0004161
(IRS Employer Identification No.)

300-505 Burrard Street, Vancouver, British Columbia, Canada V7X 1M3
(Address of principal executive offices and Zip Code)

604.320.3344
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 28, 2008, we entered into a Share Exchange Agreement with Firsthand Technologies Inc., a private Ontario corporation, and certain shareholders of Firsthand. Pursuant to the Share Exchange Agreement, we agreed, among other things, to:

(i)	acquire all of the issued and outstanding shares of Firsthand in exchange for the issuance of 29,500,000 shares of our common stock; and

(ii)	exchange all of the outstanding and unexercised options to purchase common shares of Firsthand held by each option holder that will be retained as an employee of Firsthand or our company following the closing of the Share Exchange Agreement for options to purchase shares of our common stock.

Prior to the closing of the transactions contemplated by the Share Exchange Agreement, the Share Exchange Agreement may be terminated by, among other things: (i) mutual agreement of our company and Firsthand, (ii) by our company, on the one hand, or Firsthand and the shareholders of Firsthand, on the other hand, as applicable, if there has been a material breach by the other party of any material representation, warranty, covenant or agreement that is not cured within ten business days after notice of such breach; or (iii) if the transactions contemplated by the Share Exchange Agreement have not been consummated prior to March 31, 2008.

Completion of the transactions contemplated by the Share Exchange Agreement is subject to a number of closing conditions. Please review the Share Exchange Agreement, attached hereto as Exhibit 10.1, for a complete description of all the terms and conditions of the Share Exchange Agreement.

Item 7.01 Regulation FD Disclosure

Attached as Exhibit 99.1 to this current report is our news release dated January 29, 2008.

Item 9.01Finanical Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Share Exchange Agreement dated January 28, 2008 among our company, and Firsthand Technologies Inc. and certain shareholders of Firsthand Technologies Inc.

99.1	News release dated January 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUNTERPATH CORPORATION

By: /s/ David Karp
       David Karp
       Chief Financial Officer

Dated: January 29, 2008